Exhibit 99.1

Cardinal Health Enters into Binding Letter of Intent to Extend Pharmaceutical Distribution Agreements with CVS Health

DUBLIN, Ohio, October 1, 2026 – Cardinal Health (NYSE: CAH) announced today that it has entered into a binding Letter of Intent to extend its existing distribution agreement with CVS Health through June 30, 2032, reflecting the continuation of Cardinal Health's current scope of distribution services.
“We value our long-standing partnership with CVS Health and look forward to continuing to bring our best-in-class capabilities together to serve their customers," stated Jason Hollar, CEO of Cardinal Health.
In connection with the renewal, Cardinal Health has reaffirmed its fiscal year 2027 non-GAAP EPS guidance of 13% to 15% growth1 ($12.40 to $12.60) and its long-term non-GAAP EPS growth rate guidance of 12% to 14%. Further updates may be provided during the company’s upcoming first quarter earnings call on November 5, 2026.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals and specialty products; a global manufacturer and distributor of medical and laboratory products; a supplier of home-health and direct-to-patient products and services; an operator of nuclear pharmacies and manufacturing facilities; and a provider of performance and data solutions. Our company’s customer-centric focus drives continuous improvement and leads to innovative solutions that improve people’s lives every day. Learn more about Cardinal Health at cardinalhealth.com and in our Newsroom.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 614.757.8231
Investors: David Frost, david.frost@cardinalhealth.com and 614.757.7852

1 Growth rates for fiscal year 2027 guidance based upon adjusted fiscal year 2026 results which exclude the fiscal year 2026 benefit from IEEPA tariff refund.